Exhibit 10.1

Covanta Energy, LLC

445 South Street

Morristown, NJ 07960

Tel: 862-345-5000

Fax: 862-345-5130

May 12, 2015

Michael J. de Castro

5572 Northwood Drive

Central Valley, PA 18034

Dear Michael:

I am pleased to offer you the Executive Vice President, Supply Chain position at Covanta based in Morristown, NJ. This position reports to Stephen Jones. Your target start date will be July 13, 2015.

The base annualized compensation for your new position will be $335,000.00, subject to annual review. You will be eligible to participate in the incentive bonus program for 2015, in which annual bonuses are awarded at the discretion of management, based on your overall performance, and the results against annual performance objectives approved by the compensation committee which include financial results of Covanta Holding Corporation. You may be eligible for a bonus (at 100% of target) of up to 65% of your base compensation (prorated for partial year) and payable in March 2016. The bonus may be higher (up to 200% of target) or lower based on the factors previously stated.

You will also be eligible to participate in all of Covanta Energy, LLC’s benefit programs, which include various life, health and accident insurance plans, and retirement plans. You are eligible to accrue 4 weeks of vacation subject to the vacation policy.

Further, you will be eligible to participate in the senior management equity program including the Long Term Incentive Plan (LTIP). Your 2016 annual LTIP grant is expected to be valued at approximately 1.5 times your annual base salary, subject to both your performance, the approval of the Board of Directors and the terms and conditions of the Company’s Equity Award Plan. Your 2016 grant will be a combination of time and performance based equity. You will be given a copy of Covanta’s TSR Award Agreement Participant Guide which will explain how the performance based equity program works in greater detail. As a reminder, all equity holdings, including vested and unvested grants, are subject to the stock ownership guidelines for senior management. The current guideline for EVP’s is to hold stock valued at 3.0 times base salary with five years to accomplish that level.

In addition to your annual compensation, you will receive the following on your first day of employment:

•	A restricted stock grant valued at $120,000 vesting one fourth of each March 2016, March 2017, March 2018, and March 2019 assuming successful completion of time vesting criteria as defined in the Covanta Holding Corporation Restricted Stock Award Agreement.

De Castro- Offer Letter

May 12, 2015

We are also pleased to offer you a signing bonus in the amount of $50,000, less applicable taxes and withholdings. In the unlikely event that you leave Covanta within 12 months of your date of hire, you will be responsible for reimbursing the company for the entire signing bonus awarded.

In accordance with established Company policy, this offer is contingent upon approval of the Compensation Committee and your satisfactory completion of a background/credential check and drug screening. Once we receive the signed background release form, we will be begin the credential check process and will contact you to set up your drug screening.

Notwithstanding anything to the contrary herein, this offer is also expressly conditioned and contingent upon your obtaining a waiver and release from your current employer from any restrictive covenants, including non-competition or other restrictive covenants, that would affect your ability to perform your duties and responsibilities at Covanta.

Please acknowledge acceptance of our offer by signing below and returning one copy to my attention. I would like to take this opportunity to wish you luck in your new position, and I am sure our relationship will be one of mutual benefit. Feel free to contact me should you have any questions.

Sincerely,

/s/ Michael A. Wright

Michael A. Wright

Sr. Vice President and Chief Human Resources Officer

Accepted by:

/s/ Michael de Castro	May 13, 2015
Michael J. de Castro	Date

cc: David S. Stone, Esq.